Exhibit 4.4
SUPPLEMENTAL WARRANT INDENTURE
THIS SUPPLEMENTAL INDENTURE made effective this 12th day of September, 2025.
B E T W E E N:
MOUNT LOGAN CAPITAL INTERMEDIATE LLC (formerly Mount Logan Capital Inc.), a limited liability company organized under the laws of the State of Delaware
(hereinafter called the “Company”)
OF THE FIRST PART
- and -
ODYSSEY TRUST COMPANY, a trust company continued under the laws of Canada, in its capacity as warrant agent
(hereinafter called “Odyssey”)
OF THE SECOND PART
- and -
MOUNT LOGAN CAPITAL INC. (formerly Yukon New Parent, Inc.), a corporation organized under the laws of the State of Delaware
(hereinafter called “New Mount Logan”)
OF THE THIRD PART

WHEREAS the Company entered into a warrant indenture with Odyssey dated as of January 26, 2024 (the “Indenture”) providing for the issue of common share purchase warrants (the “Warrants”), each Warrant being exercisable at a price of C$2.75, subject to adjustment, until January 26, 2032. All capitalized terms not expressly defined herein have the meaning ascribed thereto in the Indenture;
AND WHEREAS the Company completed a business combination pursuant to which the businesses of the Company and 180 Degree Capital Corp., a corporation organized under the laws of the State of New York (“180 Degree Capital”) were combined, and pursuant to which, among other things, each of 180 Degree Capital and the Company became direct wholly-owned subsidiaries of New Mount Logan and each of the issued and outstanding shares of each of 180 Degree Capital and the Company have been cancelled and (other than with respect to certain excluded shares) converted into the right to receive a certain number of shares of New Mount Logan (the “Business Combination”);
AND WHEREAS New Mount Logan will assume the due and punctual performance and observance of each and every covenant and condition of the Indenture to be performed and observed by the Company in accordance with Section 8.2 of the Indenture, such that the Warrants are exchanged for common share purchase warrants of New Mount Logan (the “New Mount Logan Warrants”), and the New Mount Logan Warrants shall be valid and binding obligations of New Mount Logan entitling the holders of the New Mount Logan Warrants, as against New Mount Logan, to all the rights of Warrantholders under the Indenture;

Exhibit 4.4
AND WHEREAS the Company, New Mount Logan and Odyssey wish to enter into this Supplemental Indenture pursuant to Section 8.2 of the Indenture, to provide for the foregoing, amongst other matters set forth herein;
NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that in consideration of the premises and the covenants of the parties, it is hereby agreed and declared as follows:
1.The Warrants be and hereby are deemed to constitute New Mount Logan Warrants.
2.New Mount Logan be and hereby does assume the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed and observed by the Company in accordance with Section 8.2 of the Indenture.
3.The New Mount Logan Warrants will be valid and binding obligations of New Mount Logan entitling the holders of the New Mount Logan Warrants, as against New Mount Logan, to all the rights of Warrantholders under the Indenture, as supplemented hereby.
4.Upon execution of this Supplemental Indenture, New Mount Logan shall be the Corporation under the Indenture, with the same effect as if New Mount Logan had originally been named as the Corporation in the Indenture, and New Mount Logan shall possess and from time to time may exercise each and every right and power of the Corporation under the Indenture.
5.Schedule “A” to the Indenture be and hereby is deleted in its entirety and replaced with Schedule “A” to this Supplemental Indenture, provided that any certificate evidencing the Initial Warrants exercisable for Common Shares prior to the completion of the Business Combination will thereafter evidence and be deemed to evidence New Mount Logan Warrants exercisable in accordance with their terms, and no new certificates evidencing the New Mount Logan Warrants shall be required to be issued in replacement thereof.
6.Schedule “B” to the Indenture be and hereby is deleted in its entirety and replaced with Schedule “B” to this Supplemental Indenture.
7.The definition of “Common Shares” in Section 1.1 of the Indenture be and hereby is deleted in its entirety and replaced with the following:
“Common Shares” means, subject to Article 4, fully paid and non-assessable shares of common stock of New Mount Logan, par value $0.001 per share;
8.Section 2.10(a) of the Indenture, and any references thereto, be and they hereby are deleted in their entirety.
9.All terms and conditions of the Indenture, as amended by this Supplemental Indenture, remain the same, in full force and effect.
10.The Indenture and this Supplemental Indenture shall be read together and shall have effect, so far as is practicable, as though all the provisions of all such indentures were contained in one instrument.
11.This Supplemental Indenture shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.
IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture as of the day and year first above written.

Exhibit 4.4

MOUNT LOGAN CAPITAL INTERMEDIATE LLC
By:
	Name:	Nikita Klassen
	Title:	Chief Financial Officer

ODYSSEY TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

By:
Name:
Title:

MOUNT LOGAN CAPITAL INC.
By:
	Name:	Nikita Klassen
	Title:	Chief Financial Officer